Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated October 10, 2006 relating to the financial statements of National CineMedia, LLC and its predecessor, Regal CineMedia Corporation, appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Registration Statement on Form S-1 of our report dated October 10, 2006 relating to the financial statements of National Cinema Network, Inc. appearing in the Prospectus, which is part of this Registration Statement.

We consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Denver, Colorado

October 12, 2006